Exhibit 99.2

Contact:	Paul Jackson	FOR IMMEDIATE RELEASE
	(860) 728-7912	www.utc.com

UTC OWNERSHIP OF KIDDE PLC SHARES RISES TO ABOUT 10.1%

HARTFORD, Conn., Dec. 16, 2004 – United Technologies Corp. (NYSE:UTX) today acquired in the market a total of 63,325,000 Kidde Plc shares representing approximately 7.5 percent of the issued share capital of Kidde.

UTC now owns a total of 85,200,000 Kidde shares, representing approximately 10.1 per cent of the issued share capital of Kidde. The consideration was equal to the offer price of 165 pence plus the special interim dividend of 2 pence per Kidde share.

UTC had announced earlier today that the Kidde Plc Board of Directors had unanimously recommended UTC’s cash takeover offer of 165 pence per share, and that Kidde shareholders would receive the special interim dividend in lieu of a final dividend for the year.

The U.K.-based Kidde supplies fire and safety products. United Technologies, based in Hartford, Conn., provides a broad range of high technology products and services to the aerospace and commercial building industries.

Further information including the offer announcement will be available on UTC’s Web site at www.utc.com.

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This announcement does not constitute an offer to sell or invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to the offer or otherwise. The offer will be made solely by the offer document and the related form of acceptance accompanying the offer document, which will contain the full terms and conditions of the offer, including details of how the offer may be accepted.

This release includes “forward-looking statements” that are subject to risks and uncertainties, including those pertaining to Kidde and the anticipated benefits of the proposed acquisition of Kidde. Factors that could cause actual results to differ materially from those anticipated in this release include, among others: the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms; the inability to integrate successfully Kidde within UTC or to realize synergies from such integration within the time periods anticipated; changes in anticipated costs related to the acquisition of Kidde; and the economic environment of the industries in which UTC and Kidde operate. Additional factors that could cause Kidde’s actual results to differ materially from those anticipated include, among others: general economic conditions and the level of public and private infrastructure expenditure in each of Kidde’s markets; changes in local government regulations and policies in Kidde’s markets; and Kidde’s ability to integrate acquisitions into its business. For information identifying additional economic, political, climatic, currency, regulatory, technological, competitive and important factors that could cause UTC’s actual results to differ materially from those anticipated, see UTC’s SEC filings as updated from time to time, including, but not limited to, the discussion included in the Business section of UTC’s annual report on Form 10-K under the headings “General,” “Description of Business by Segment” and “Other Matters Relating to the Corporation’s Business as a Whole” and the information included in UTC’s 10-K and 10-Q reports under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Neither UTC nor Kidde undertakes any obligation to update publicly or revise forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements only speak as of the date on which they are made and the forward-looking events discussed herein may not occur.

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